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                                                                    Exhibit 99.1

              NATIONAL WATERWORKS HOLDINGS, INC. ANNOUNCES IT HAS
             ENTERED INTO A DEFINITIVE AGREEMENT TO BE ACQUIRED BY
                              THE HOME DEPOT, INC.

WACO, TX - (BUSINESS WIRE) (NATLWW) - July 19, 2005 - National Waterworks Holdings, Inc. (National Waterworks), a leading distributor of water and wastewater transmission products in the United States, today announced that it has entered into a definitive agreement to be acquired by The Home Depot, Inc. (The Home Depot). National Waterworks is principally owned by JPMorgan Partners, a private equity affiliate of JPMorgan Chase & Co., and Thomas H. Lee Partners, L.P.

National Waterworks, which distributes a full line of pipes, fittings, valves, meters, fire hydrants, service and repair products and other components that are used to transport water to and from residential and commercial locations, will be part of The Home Depot's maintenance, repair and operations products (MRO) growth platform. Its products are critical to building, repairing and maintaining underground water and wastewater transmission and storm water collection systems. Through its network of over 130 branches in 36 states, National Waterworks sells directly to municipalities and contractors. For the fiscal year ended December 31, 2004, National Waterworks generated net sales of $1.5 billion.

"In the 3 years since we acquired National Waterworks with JPMorgan Partners and Thomas H. Lee Partners, we have experienced substantial growth in sales and profitability," said Harry K. Hornish, Jr., president and CEO of National Waterworks. Both firms, with their insights into the industrial and distribution sectors, have assisted us in further developing our distribution platform and continuing to execute our business strategy. We are excited to join forces with The Home Depot and to continue our track record of success by providing top-notch products and services to municipalities and contractors nationwide."

Stephen Murray, a general partner at J.P. Morgan Partners, LLC, said, "We are extremely proud of the organization that Harry and his team at National Waterworks have built and are excited for them as they continue to serve their customers and expand their business in combination with The Home Depot."

Tony DiNovi, a co-president of Thomas H. Lee Partners L.P., said, "National Waterworks is a great example of a growth-buyout company that, through exceptional management and strong marketplace positioning, can achieve rapid and sustainable growth. This transaction is a great outcome for both National Waterworks and The Home Depot as they fulfill the growing need for water infrastructure products in the U.S."

JPMorgan Partners (JPMP) is a leading private equity firm with over $11 billion in capital under management as of June 30, 2005. Since its inception in 1984, JPMP has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare, hardware and software companies. With more than 80 investment


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professionals in five principal offices throughout the world, JPMP is an experienced investor in companies with worldwide operations. Selected investments include: AMC Entertainment, Berry Plastics, Cabela's, Pinnacle Foods, PQ Corporation, SafetyKleen Europe, Vetco International and Warner Chilcott. JPMP is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States, and is a registered investment adviser with the Securities and Exchange Commission.

Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include:
Fisher Scientific International, Houghton Mifflin, Michael Foods, Nortek, Rayovac, Refco Group, Simmons Company, Transwestern Publishing, Warner Chilcott, and Warner Music Group.

Certain statements in this press release may contain forward-looking statements concerning the transactions described herein. These statements are based on the Company's current expectations and the Company can give no assurance that such expectations will prove to be correct.

Source:     National Waterworks, Inc.

Contact:    National Waterworks, Inc.
            Thomasville, GA
            Judy Barrow, (229) 227-8611
            Judy.barrow@natlww.com

            JPMorgan Partners
            Brooke Harlow, Vice President
            (212) 270-7381
            brooke.d.harlow@jpmorgan.com

            Thomas H. Lee Partners
            Gregory Miller
            Miller DeMartine Group
            (203) 221-2790
            gmiller@mdgpr.com